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                                                                       EXHIBIT 2

                                Promissory Note

$149,812.62

                                                Chester, West Virginia

                                                August 24, 1999

     On or before the 24th day of August, 2000, the undersigned promises to pay to the order of MTR Gaming Group, Inc. the sum of $149,812.62 together with interest at the rate of 8.0% per annum, the prime rate on this date.

     The maker, endorsers, sureties, guarantors and assignors of this note severally waive demand, presentment of payment, protest and notice of protest, and nonpayment, and agree and consent that the time for its payment may be extended, or said note renewed from time to time and for any term or terms by agreement between the holder and any of them without notice, and that after such extension or extensions, renewal or renewals, the liabilities of all parties shall remain as if no extension or renewal has been had. If this note is not paid when due, and is given to an attorney for collection, or suit filed thereon, the maker agrees to pay in addition to the unpaid principal and interest, the costs of collection and reasonable attorney's fees.

                                        /s/ Edson R. Arneault
                                        ---------------------
                                        Edson R. Arneault


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